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                                                            Page 15 of 30 Pages
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                                                                       EXHIBIT 4

                               October 15, 1997



Friedman, Billings, Ramsey & Co., Inc.
Jefferies & Company, Inc.
  as Representatives of the several Underwriters
c/o Friedman, Billings, Ramsey & Co., Inc.
1001 19th Street North
Arlington, Virginia  22209

     Re:  Lock-Up Agreement
          -----------------

Ladies and Gentlemen:

     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") among Imperial Credit Commercial Mortgage Investment Corp., a Maryland corporation (the "Company"), and each of you as representatives of a group of Underwriters named therein ("the Underwriters"), relating to an underwritten public offering of common stock, $.0001 par value (the "Common Stock") of the Company. All capitalized terms contained herein without definition shall have the meanings ascribed to such terms as set forth in the Underwriters Agreement.

     In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned agrees to not, for a period of 120 days from the date that the Registration Statement is declared effective by the Commission, offer to sell, contract to sell, or otherwise sell, dispose of, loan, or grant any rights with respect to (collectively, a "Disposition") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (collectively, "Securities") now owned or hereafter acquired directly by such person or any affiliate or with respect to which such person has or hereafter acquires the power of Disposition, otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction, (ii) with respect to up to 85% of such Securities in connection with pledges to secure obligations for borrowed money, or (iii) with the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

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                                                            Page 16 of 30 Pages
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Friedman, Billings, Ramsey & Co, Inc.
October 15, 1997
Page 2



     If for any reason the Underwriting Agreement shall be terminated prior to the Closing Time, the agreement set forth above shall likewise be terminated.


                                          Very truly yours

                                          /s/ Kevin E. Villani
                                          --------------------
                                          Kevin E. Villani